UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Protalix BioTherapeutics, Inc.

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Protalix Biotherapeutics Inc. Announces Adjournment of Special Meeting of Stockholders

Protalix Biotherapeutics, Inc. has announced that the December 13th, 2018 Special Meeting of Stockholders has been adjourned until January 10th, 2019 to allow additional time for stockholders to vote.

Given the importance of the proposal to be voted on at the meeting, we want to ensure that all stockholders have sufficient time to have their vote represented. This adjournment provides our stockholders additional time to vote on an amendment to our Certificate of Incorporation that increases the number of shares of Protalix Biotherapeutics common stock authorized for issuance from 250 million to 350 million.

The Special Meeting is scheduled to reconvene on Thursday, January 10th, 2019 at 1:00pm IDT at the offices of our Israeli counsel, Horn & Co., Law Offices, Amot Investments Tower, 2 Weizmann Street, 24th Floor, Tel Aviv 6423902, Israel.

Your participation in the Special Meeting is critical and your account is currently unvoted. Please vote your shares of stock now so that your vote can be counted without delay.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitor Alliance Advisors toll-free at 1-833-786-6488 if in the United States, or 973-873-7780 if dialing internationally.

Sincerely,

[s] Yossi Maimon

Yossi Maimon

Vice President and Chief Financial Officer

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PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.

2 Snunit Street, Science Park P.O.B. 455, Carmiel 20100, Israel Tel: 972-4-988-9488 | Fax: 972-4-988-9489 | Web: www.protalix.com